Exhibit 10.8

Servcorp Virtual Office Service Agreement

Client details

Name of Member: Michael Noel

Signature: (Signed for and on behalf of the Member)

Referred to as the (“The Guarantor”) I hereby agree to comply with the terms and conditions as set out on the following page.

Home Address: 2101 Cedar Springs Road, Suite 1050

City: Dallas    State: Texas    Postcode: 75201    Country: US

Contact Phone: 1-800-686-3259

Company details

Company Name: NCM Financial Inc.

Company Address: 2101 Cedar Springs Road, Suite 1050

City: Dallas    State: Texas    Postcode: 75201    Country: US

Telephone: 800-626-3259

Website: www.ncmfinancial.com          Email: mnoel@ncmfinancial.com

Please choose required location (from the dropdown box)

Commencement date: 04 / 02 / 2013

Method of payment

Monthly charges: Payment for service charges and/or rent is to be made by credit card deduction. I provide the particulars listed below by way of authorization of such deductions, including the signature of the person authorized to use such credit, the authority of whom is hereby warranted by myself.

Please enter the unique security code (Verification Number) on your card for the following cards: VISA/MasterCard/Diners Club/JCB: last three digit code on the back of the card. AMEX: four digit code on the front of the card.

I agree to the Terms & Conditions as set out on the following page.

Cardholder Signature: Michael Noel Servcorp Representative: Ashlyn Castenson

Signature	Title	Date

/s/ Ashlyn Castenson	Center Manager	April 2, 2013
Ashlyn Castenson

Signature	Title	Date

/s/ Michael Noel	Chief Executive Officer and Director	April 2, 2013
Michael Noel

Preliminary Invoice

Rent (first month): $245.00    Setup fee: Waived

Security Deposit: Not required if paying by credit card Miscellaneous Charges: n/a

Total Initial Payment: $245.00

Monthly Rental: $245.00

To activate your membership, complete the Service Agreement and fax to 214-347-0750.

To complete your Virtual Office Agreement, acceptable 100 point identification documentation is required.

TERMS & CONDITIONS

RENT: The rent shall be paid monthly in advance on the first day of each month. In respect of any broken period a pro-rata adjustment shall be made. A setup fee will be applicable to; all new packages, upgrades, downgrades and suspended accounts re-activating, per location.

CREDIT CARD BILLING & SECURITY DEPOSIT: Credit card billing is a requirement of membership. If a credit card is used, the Member irrevocably authorizes Servcorp to deduct all amounts charged to the Member by Servcorp on such credit card at any time during any billing period. Servcorp reserves the right to require a security deposit and agrees to notify Member in advance. Should a security deposit be required, refund of security deposit shall be made to the Member 60 days after the termination of the Agreement. The security deposit shall not be deemed as advance payment however Servcorp is entitled to deduct from the security deposit any monies owed to Servcorp for services provided. Such deduction shall not be deemed to waive any breach by the Member of this Agreement. If the Member fails to demand the refund of the security deposit within 365 days after the date of termination of this Agreement, the security deposit shall be deemed forfeited to Servcorp Virtual Office absolutely.

TERMINATION: Contracts are on a month to month basis. One month’s written notification is required by either party to terminate this Membership Agreement. Receipt of termination notification and the termination date will be confirmed in writing by Servcorp. Only once this confirmation has taken place will outstanding rental be confirmed. Upon receipt of notice to downgrade or terminate the Virtual Office service, an administration/disconnection fee will be applied to the member’s account. Servcorp reserves the right to terminate this agreement immediately in the event that its team members are being harassed by the Member or persons attempting to contact the Member. Should Servcorp have reason to suspect immoral, unethical, illegal or fraudulent business practice it reserves the right to immediately terminate this agreement and all services being provided.

SERVICES: The services provided by Servcorp may vary at Servcorp’s absolute discretion during the term of membership and shall be provided during our normal business hours. Services include, but are not limited to telephone call charges, excessive incoming call charges, secretarial services, photocopying and printing, facsimile charges, postage and courier services, sundries including stationery, conference rooms/private offices rental, refreshments, Email and Internet. The Member acknowledges that Servcorp owns all telephone numbers and I.P addresses allocated for use by the Member. Servcorp retains the right to not accept any excessively large, unreasonable or unlawful packages. All services are to be paid 7 days after date of invoice. During the term of membership, should the level of service not meet the Member’s expectations, please contact our Head Office at customerservice@servcorp.net and we will respond within two working days.

INCLUSIONS: The Virtual Office and Meeting members receive three days per calendar month (non accumulative) complimentary access to an office/business lounge in cities where Members are not a Servcorp or Servcorp Virtual Office client. Subject to availability and consecutive days are generally not available. The Global Virtual Office members are entitled to four days per calendar month (non accumulative) complimentary access to an office/business lounge anywhere in the Servcorp network, including your city’s membership. Office access is booked in daily blocks only via Servcorp Online® (referred to as ‘Day Suite’ or ‘Office Suite’) and cannot exceed more than four complimentary days in one location. A secretarial booking fee applies for any resource when bookings are not made via Servcorp Online®. Offices booked in advance which are not utilized will be charged full price for the duration of the booking. Cancellation of complimentary day suites within 24 hours incurs a 100% hire charge and cancellation within 48 hours incurs a 50% hire charge. Multiple package holders will be capped at 4 days complimentary office use. When the day suite is not available for the time that you require, simply contact your Servcorp team to confirm if an additional day suite can be made available. Where availability is possible at the location you require, the team will setup an office as per your request. This office will be equipped with broadband internet and Cisco IP phone connections (call charges & internet charges do apply for usage). Dedicated teams on hand to provide you support. A setup fee will apply for this additional office per day.

BUSINESS LOUNGE: Access to the Business Lounge is available during standard business hours. The Global Virtual Office members receive 5 hours complimentary access per day, The Virtual Office members receive 3 hours complimentary access per day and Address & Meetings members receive 1 hour complimentary access per day (non accumulative and subject to availability). Members can utilize complimentary business lounges at any Servcorp location worldwide. Subsequent hours are available on a pay as you use basis.

INCREASES: The Member shall pay during the term of this Agreement all charges for services rendered at the rates stipulated and documented by Servcorp at its absolute discretion. The Member agrees that Servcorp reserves the right to change, or vary the charges for such services upon giving one month’s notice in writing of such change, and such new charges shall apply from the date of expiration of notice.

CALL TRANSFER OPTIONS: Servcorp will be in contact with The Global Virtual Office, The Virtual Office and Virtual Communication Members to confirm up to three telephone numbers where your calls can be transferred. These numbers may include mobile phone, home or office numbers. Fourth and each additional number incur an additional charge. Call charges will apply to all transferred calls. Mobile calls incur a higher rate. Check the setup of your telephone number and transfer options and notify your Virtual Office Manager of any changes. In the case of Unified Messaging email message delivery, the Member is responsible for browser and ISP security settings which enable or prevent delivery of voicemail packets. Changes to the communications services must be notified in writing.

VOICEMAIL MESSAGE NOTIFICATION: The voicemail system will automatically notify The Global Virtual Office, The Virtual Office and Virtual Communication Members as each new message is received (only call charges apply).

INDEMNITY CLAUSE: The Landlord shall be expressly indemnified by the Member against any loss, damage which is caused by corruption of data or any loss of information from hardware, software, mechanical, Internet damage or any errors by Servcorp Team Members. The member guarantees that it will not use the Virtual Office for any immoral or illegal purposes.

INVOICE: Detailed invoices are only available online at Servcorp Online®. Credit card processing of invoices shall occur on approximately the 1st day of each month. Declined credit cards, insufficient funds from direct debit payments or dishonoured cheques will incur a USD30 service fee. Should payment not be receipted by the 20th of any month, for any reason, Servcorp at their absolute discretion; may request a security deposit if late payment occurs and/or suspend or terminate all services. Any monies owing to Servcorp for more than 20 days shall bear a fixed penalty charge equivalent to USD50 and an administration fee at a rate of 5% on the overdue balance per month until payment. All bank fees will be paid by the member. All payment queries after the 21st of the month may bear an administration fee.

STAFF: If the Member, or any business of which the ownership or control is directly or indirectly associated with the Member at any time during the term of Membership or within 12 months after termination of the membership employs any of the staff employed or who were employed by Servcorp or any business affiliated with Servcorp during the term of the membership then the Member shall pay to Servcorp by way of liquidated and ascertained damages an amount equal to 30% of the new annual wage or package of the employee which the parties agree is a genuine pre-estimate of the loss suffered by Servcorp. The applicability of liquidated and ascertained damages applies to all staff whether permanent, part-time or otherwise.

CALL VOLUME: The Global Virtual Office, The Virtual Office and Virtual Communication Members receive 15 incoming calls per day included in the service. Charges do apply for higher incoming call volume.

GUARANTOR: In consideration of Servcorp entering into this Agreement with the Member, the Guarantor, for themselves and each of their executors and administrators unconditionally agree that they and each of them will be with the Member jointly and severally liable to Servcorp for the payment of the rent and all other monies payable by the Member and also for the due performance of all the terms and conditions on the part of the Member contained or implied in this document.

DRESS CODE: When utilizing Servcorp locations businesslike dress standard applies at all times.

SERVCORP LOYALTY PROGRAM: Each month, the Member will accumulate points equal to 20% of their Servcorp Virtual Office® expenditure.  The credit amount can be redeemed in the form of a VIRTUAL UPGRADE or a VIRTUAL PAUSE.  A VIRTUAL UPGRADE allows the member to use loyalty points towards the office rental costs of a Servcorp Smart Office® of any size, any price, at any Servcorp location internationally. The minimum lease term is 1 month. VIRTUAL PAUSE enables the member to use loyalty points to “pause” their Virtual Office package by using loyalty points to offset their rental costs. A pause may be taken for a maximum of 3 months per annum, either intermittently or in total. A copy of the full terms and conditions for Servcorp Loyalty Program can be viewed at www.servcorp.com.

MEMBERSHIP: The Global Virtual Office primary location will be assigned in the city of the residing member, where a location in the member’s local city is required. Any additional companies for which you use services of any kind for must be advised in advance. An additional charge per week and per company name will apply if it is not in the name as stated on your Servcorp Agreement. Your membership will automatically be upgraded for you should you utilize a service not included in your package.

REFERRAL REWARDS:  For every successful referral for a Servcorp Virtual Office or Serviced Office the Member has a choice of rewards offered on Servcorp Online. A copy of the full terms and conditions and list of rewards can be viewed at www.servcorponline.com.

TAXES: All prices quoted are exclusive to any government taxes where applicable and allowable by law.

100 POINTS OF IDENTIFICATION: It is a requirement of Communications and Meetings packages to provide photo identification and for all The Global Virtual Office, The Virtual Office and Address packages to provide acceptable 100 point identification documentation (“the Documentation”). If Servcorp does not receive the Documentation from the member they have the right in their absolute discretion to terminate the membership.